Exhibit 99.1
N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE
OCTOBER 22, 2009

INVESTOR CONTACT: JEFFREY L. MOBLEY, CFA SENIOR VICE PRESIDENT – INVESTOR RELATIONS AND RESEARCH (405) 767-4763 jeff.mobley@chk.com	MEDIA CONTACT: JIM GIPSON DIRECTOR – MEDIA RELATIONS (405) 935-1310 jim.gipson@chk.com

CHESAPEAKE ENERGY CORPORATION ANNOUNCES COMPANY RECORD
GROSS OPERATED PRODUCTION LEVELS IN THE BARNETT, HAYNESVILLE,
FAYETTEVILLE AND MARCELLUS SHALE PLAYS

Company Gross Operated Daily Production Exceeds 1.0 Bcf, 500 Mmcf,
400 Mmcf and 100 Mmcf in the Barnett, Haynesville, Fayetteville
and Marcellus Shale Plays, Respectively

OKLAHOMA CITY, OKLAHOMA, October 22, 2009 – Chesapeake Energy Corporation (NYSE:CHK) today announced company record production rates in all four of its Big 4 shale plays.

In the Barnett Shale, Chesapeake’s gross operated daily production has recently exceeded 1.0 billion cubic feet of natural gas (bcf) from approximately 1,500 Chesapeake-operated wells.  Chesapeake made its first investment in the Barnett Shale in late 2004 with an 18,000 acre acquisition that included gross operated production of just 25 million cubic feet (mmcf) per day.  In less than five years, Chesapeake has become the second-largest producer of natural gas, the most active driller and the largest leasehold owner in the Core and Tier 1 sweet spots of Tarrant and Johnson counties.  In working to achieve this significant production milestone, Chesapeake’s Barnett team pioneered efforts in pad drilling, multi-stage fracture stimulation and urban drilling.

Two notable recent wells completed by Chesapeake in the Barnett are as follows:
•
The Day Kimball Hill A1 in Tarrant County, TX achieved a peak rate of 16.4 mmcf per day and is expected to produce an average of more than 13.0 mmcf per day in its first month and exceed the previous monthly industry Barnett production record established by two Chesapeake-operated wells this summer that averaged more than 9.0 mmcf per day; and

•	The Chaney 2H in Johnson County, TX achieved a peak rate of 10.0 mmcf per day.

In the Haynesville Shale, where Plains Exploration & Production Company (NYSE:PXP) is Chesapeake’s 20% joint venture partner, Chesapeake’s gross operated daily production has recently reached 500 mmcf from approximately 125 Chesapeake-operated wells, or roughly 20% of the number of wells needed to reach this production level in the Barnett.  Chesapeake announced its discovery of the Haynesville Shale in March 2008 and has quickly accelerated its development of the play.  Chesapeake is the largest leasehold owner, largest producer and most active driller of new wells in the Haynesville.

Two notable recent wells completed by Chesapeake in the Haynesville are as follows:
•	The Caspiana 13-15-12 H-1 in Caddo Parish, LA achieved a peak rate of 20.2 mmcf per day; and
•	The Bradway 24-15-12 H-1 in Caddo Parish, LA achieved a peak rate of 18.6 mmcf per day.

In the Fayetteville Shale, where BP America (NYSE:BP) is Chesapeake’s 25% joint venture partner, Chesapeake’s gross operated daily production has recently exceeded 400 mmcf from approximately 450 Chesapeake-operated wells.  Chesapeake is the second-largest producer and the second-largest leasehold owner in the Core area of the Fayetteville.

Two notable recent wells completed by Chesapeake in the Fayetteville are as follows:
•	The Reva Deen 7-8 1-15H9 in White County, AR achieved a peak rate of 8.0 mmcf per day; and
•	The Collinsworth 7-16 2-10H in Conway County, AR achieved a peak rate of 6.2 mmcf per day.

In the Marcellus Shale, where StatoilHydro (NYSE:STO) is Chesapeake’s 32.5% joint venture partner, Chesapeake’s gross operated daily production has recently reached 100 mmcf from approximately 60 Chesapeake-operated wells.  Chesapeake entered the Marcellus Shale play in 2005 through its acquisition of Columbia Natural Resources, LLC.  In 2007, the company accelerated its leasehold acquisition in the play and initiated its first horizontal drilling activities.  Chesapeake is now the largest leasehold owner in the Marcellus, the most active driller and expects to become the largest producer of natural gas from the play by year-end 2009.

Two notable recent wells completed by Chesapeake in the Marcellus are as follows:
•	The Clapper 2H in Susquehanna County, PA achieved a peak rate of 10.1 mmcf per day; and
•	The Otten 2H in Bradford County, PA achieved a peak rate of 8.9 mmcf per day.

Management Comments

Aubrey K. McClendon, Chesapeake’s Chief Executive Officer, commented, “We are pleased to announce that Chesapeake has set company records and reached significant production milestones in all four of our Big 4 shale plays.  We are very proud of the remarkable accomplishments that our shale teams have delivered.  We look forward to continued strong results from these world-class fields for years to come.”

Chesapeake Energy Corporation is one of the leading producers of natural gas in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on the development of onshore unconventional and conventional natural gas in the U.S. in the Barnett Shale, Haynesville Shale, Fayetteville Shale, Marcellus Shale, Anadarko Basin, Arkoma Basin, Appalachian Basin, Permian Basin, Delaware Basin, South Texas, Texas Gulf Coast and East Texas regions of the United States.  Further information is available at www.chk.com.